Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction value(1)	Fee rate	Amount of filing fee(2)
Fees to Be Paid	$12,777,964.18	$0.00014760	$1,886.03
Fees Previously Paid	—		—
Total Transaction Valuation	$12,777,964.18
Total Fees Due for Filing			$1,886.03
Total Fees Previously Paid			—
Total Fee Offsets			$1,886.03	(3)
Net Fee Due			$—

Table 2 – Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed		Fee paid with fee offset source
Fee Offset Claims		S-4	333-279691	May 24, 2024		$1,886.03	(3)
Fee Offset Sources	TriSalus Life Sciences, Inc.	S-4	333-279691		May 24, 2024			$1,886.03	(3)

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. TriSalus Life Sciences, Inc. (the “Company”) is offering holders of certain Warrants (as defined in the Schedule TO to which this Calculation of Filing Fee Tables is attached as an exhibit (the “Schedule TO”)) the opportunity to exchange such Warrants and receive 0.3 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), in exchange for each Warrant. The transaction value was determined pursuant to Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is equal to the sum of the following clauses (i), (ii) and (iii):

(i) the product of: (a) 8,281,779, which is the maximum number of Public Warrants (as defined in the Schedule TO) to be acquired in the Offer (as defined in the Schedule TO); and (b) $0.8989, the average of the high and low prices of a Public Warrant on May 21, 2024, as reported on the Nasdaq Global Market;

(ii) the product of: (a) 4,933,333, which is the maximum number of Private Placement Warrants (as defined in the Schedule TO) to be acquired in the Offer; and (b) $0.8989, which is the book value of a Private Placement Warrant, as computed as of May 21, 2024; and

(iii) the product of: (a) 1,000,000, which is the maximum number of Working Capital Warrants (as defined in the Schedule TO) to be acquired in the Offer; and (b) $0.8989, which is the book value of a Working Capital Warrant, as computed as of May 21, 2024.

(2)	The amount of the filing fee is calculated pursuant to Rule 0-11(b) of the Exchange Act, which equals $147.60 for each $1,000,000 of the aggregate amount of the transaction valuation. The amount of the filing fee assumes that all outstanding Warrants of the Company will be exchanged for a maximum amount of 4,264,532 shares of Common Stock in either (i) the Offer or (ii) pursuant to the Warrant Amendment (as defined in the Schedule TO), if approved, in the event the Company exercises its right to convert applicable outstanding Warrants into shares of Common Stock in accordance with and subject to the Warrant Amendment.

(3)	The Company previously paid $1,886.03 upon the initial filing of its Registration Statement on Form S-4, filed with the U.S. Securities and Exchange Commission on May 24, 2024, in connection with the transaction reported hereby.

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